Exhibit 99.1

IMMEDIATE RELEASE

PMFG, Inc. (parent of Peerless Mfg. Co.) Reports Fourth Quarter and Fiscal Year 2012 Financial Results

Dallas, Texas – September 12, 2012 – PMFG, Inc. (the “Company”) (NASDAQ: PMFG) today reported financial results for the fourth quarter and fiscal year ended June 30, 2012.

Fourth Quarter Fiscal Year 2012 Compared to Fourth Quarter Fiscal Year 2011

Revenue in the fourth quarter of fiscal 2012 decreased $1.5 million, or 4.5%, to $33.0 million as strong growth in the Process Products segment was more than offset by lower revenue from the Environmental Systems segment. Increasing global demand for separation and filtration equipment utilized in natural gas infrastructure and power generation is driving the growth in the Process Products segment. The demand for the Company’s environmental systems products is highly dependent on the demand for new gas-fired power generation in the United States. Uncertainty around the implementation timing of certain environmental rules and regulations and decreased demand for new power generation are contributing to the lower revenue in the Environmental Systems segment.

Gross profit decreased in the quarter by $0.9 million, or 8.3%, to $9.9 million, while the gross margin declined as a percent of revenue from 31.4% to 30.0%. Gross profit was negatively impacted by $0.4 million of charges related to the closure and sale of our manufacturing facility in Abilene, Texas. Excluding the impact of the charges related to the Abilene facility, gross profit as a percentage of revenue was comparable to the prior year.

Operating expenses remained flat at $10.5 million in the quarter compared to the prior year, excluding a $3.6 million non-cash impairment charge on certain intangible assets recognized in the fourth quarter of fiscal 2011.

Interest expense declined 39.4% in the quarter to $0.3 million on lower average balances outstanding.

Net loss attributable to PMFG, Inc. common stockholders was $0.9 million, a decrease of $1.0 million, or $(0.04) per diluted share from the prior year. On a non-GAAP basis, the net loss attributable to PMFG common shareholders was $0.6 million or $(0.03) per diluted share compared to net income of $2.1 million or $0.12 per diluted share in the prior year. A reconciliation between GAAP and non-GAAP results is shown in the tables accompanying this release.

Reporting Segments

Our Process Products segment revenue increased $4.9 million in the quarter, or 20%, to $28.9 million on increased demand for separation and filtration equipment. Operating income of $2.9 million was essentially flat in comparison to the prior year. The decline in operating income as a percentage of revenue reflects a change in product mix within the segment and lower margin projects in Europe and the Middle East.

Our Environmental Systems segment revenue decreased $6.5 million in the quarter, or 60%, to $4.1 million. Operating income decreased $1.1 million to $1.4 million in the quarter as a result of the lower revenue.

Backlog

Contracts in backlog totaled $99.9 million at June 30, 2012. Net bookings in the quarter totaled $38.5 million compared to $30.2 million in the prior year. Both the Process Products and Environmental Systems segments contributed to the year over year improvement in quarterly net bookings. The Company elected to remove a contract from backlog in the quarter totaling $11.4 million. The contract was previously placed on hold by the customer following a change by the end user of the product. While the contract has not yet been cancelled, the extended delay will result in renegotiation and modification of the contract should the customer release the project hold. As such, we no longer believe it will proceed forward in the amount and terms as stated in the purchase order.

Fiscal Year 2012 Compared to Fiscal Year 2011

Revenue in fiscal 2012 increased $13.5 million, or 11.1%, to $135.3 million compared to $121.8 million in the prior year as strong growth in the Process Products segment was partially offset by lower revenue from the Environmental Systems segment. International demand for products within the Process Products segment are driving the year over year growth with International sales representing 47% of consolidated sales in fiscal 2012 compared to 38% in fiscal 2011.

Gross profit increased in fiscal 2012 by $2.8 million, or 7.4%, to $41.2 million on the higher revenue. The gross margin declined as a percent of revenue from 31.5% to 30.5% on a change in product mix and $0.4 million of charges related to the closure and sale of our manufacturing facility in Abilene, Texas.

Operating expenses measured on a GAAP basis were essentially unchanged from the prior year; however, on a non-GAAP basis these expenses increased $1.6 million primarily due to the acquisition of Burgess Manning GmbH completed in November 2011 and the higher costs of establishing and operating our international offices. The non-GAAP operating expenses exclude the impact of a non-cash impairment charge on certain intangible assets of $3.6 million recorded in the fourth quarter of fiscal 2011 and a $2.1 million non-cash charge related to the accelerated vesting of previously unvested restricted stock awards recorded in the second quarter of fiscal 2012. On a non-GAAP basis, operating expenses as a percentage of revenue improved to 28.6% compared to 30.4% in the prior year.

Interest expense declined 46% in the fiscal year to $1.3 million on lower average balances outstanding. In fiscal 2012, the Company recorded a loss on extinguishment of debt totaling $0.3 million.

Net loss attributable to PMFG, Inc. common stockholders was $1.0 million, or $(0.05) per diluted share, a decrease of $6.0 million, or $(0.33) per diluted share, from the prior year. On a non-GAAP basis, net income attributable to PMFG common shareholders was $0.9 million, or $0.05 per diluted share, compared to net income of $0.7 million, or $0.04 per diluted share in the prior year.

Reporting Segments

Our Process Products segment revenue increased $29.3 million, or 32.9%, to $118.1 million compared to $88.9 million in the prior year. Operating income increased $4.9 million, or 41.3%, to $16.7 million compared to $11.8 million in the prior year. The increase in operating income is attributed primarily to increased revenue in the segment.

Our Environmental Systems segment revenue decreased $15.7 million, or 47.8%, to $17.2 million compared to $32.9 million in the prior year. Operating income decreased $3.0 million to $3.2 million compared to $6.2 million in the prior year. The decline in operating income is attributed primarily to a decline in revenue.

Financial Condition and Cash Flows

At June 30, 2012, the Company reported $60.2 million of cash and cash equivalents, including $7.9 million of cash and cash equivalents which is restricted as security for outstanding letters of credit, total assets of $183.3 million, net working capital of $77.3 million and a current ratio of 2.7 to 1.0.

Unrestricted cash and cash equivalents increased $39.4 million during fiscal 2012 compared to a decrease of $11.4 million in fiscal 2011. For fiscal year 2012, cash flows included $15.6 million provided by operating activities, ($7.0) million used in investing activities, $31.7 million provided by financing activities and ($0.9) million effect of exchange rate changes on cash.

Fiscal Year 2013 Outlook

The Company expects consolidated revenue in fiscal 2013 to increase 13% to 18% over fiscal 2012 with the Process Products segment driving the growth. Based on assumed product mix and current operating environment, consolidated operating margins are expected to be between 30% and 32%. Operating expenses are expected to increase at a rate significantly lower than revenue growth as we continue to invest in sales and engineering resources to support international markets.

Industry Conditions and Forward Outlook

Peter J. Burlage, Chief Executive Officer, stated, “Our fourth quarter and fiscal 2012 top-line performance was defined by strong revenue growth in our global separation and filtration products for the natural gas industry that was largely offset by softness in our U.S. environmental business. In spite of these circumstances, we were pleased to report that total revenue grew in excess of 11% for fiscal year 2012. While we are disappointed with the reduction in our backlog for the quarter as a result of our decision to remove a customer contract on hold, business activity remained solid in most of our end markets as evidenced by our increase in net bookings for the fourth quarter and full fiscal year of more than 27% and 33%, respectively. Although our gross margin percentage was lower due to product mix and a one-time charge related to a facility closure, we will continue to manage our cost structure to enhance our overall competitive position and strengthen our ability to increase returns.

“In the fourth quarter, at our Process Product segment, we realized continued growth in revenue from both developed and emerging markets and across a broad range of applications including pipelines, terminals and storage facilities. We are also in the early stages of establishing a larger presence in China to support the demand for both our nuclear steam separators and increasingly for our natural gas separation products. The lower revenue in our Environmental Systems segment is mostly due to the slower than expected pace of construction and decreased demand for new gas-fire power generation in the U.S.

“Looking ahead, we believe that a significant contributor to our near term growth will be the further development of our natural gas infrastructure, oil production, and nuclear power generation business both in the U.S. and internationally. While we expect the challenging market conditions in the Environmental Systems business to persist throughout the first half of fiscal year 2013, we continue to be optimistic about our prospects for growth as the expected demand and preference for natural gas power generation occurs over the next 3 to 5 years.”

Mr. Burlage concluded, “We were very pleased to have entered into a new and expanded credit facility. This facility provides for increased financing availability to fund growth initiatives and greater flexibility to meet the business needs for our broadened scope of operations as we continue to expand globally.”

Conference Call

Peter Burlage, President & Chief Executive Officer, and Ron McCrummen, Chief Financial Officer, will discuss the Company’s results for the fourth quarter and fiscal year ended June 30, 2012, during a conference call scheduled for Wednesday, September 12, 2012, at 8:30 a.m. EDT.

Stockholders and other interested parties may participate in the conference call by dialing +1 866 700.0133 (domestic) or
+1 617 213.8831 (international) and entering access code 39512618, a few minutes before 8:30 a.m. ET on September 12, 2012. Those who wish to listen to the live conference call and view the accompanying presentation slides should visit “Event Calendar” in the “Investor Relations” portion of the PMFG, Inc. website at www.peerlessmfg.com.

A replay of the conference call will be accessible two hours after its completion through September 19, 2012 by dialing
+1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 64305900. The call also will be archived for 30 days at www.peerlessmfg.com.

About PMFG

We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for natural gas infrastructure, power generation and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, estimations, projections, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements and projections. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; the Company’s ability to achieve financial and nonfinancial covenants and requirements of our debt agreements; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, which the Company intends on filing on September 13, 2012. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Peter J. Burlage, Chief Executive Officer

Mr. Ronald L. McCrummen, Chief Financial Officer

PMFG, Inc.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

Phone: (214) 353-5545

Fax: (214) 351-4172

www.peerlessmfg.com

or

Kevin McGrath

Cameron Associates

(212) 245-4577

Kevin@cameronassoc.com

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Three Months Ended June 30,			Three Months Ended July 2,
	2012			2011
	GAAP	Adjustments(a)	Non-GAAP	GAAP	Adjustments(b)	Non-GAAP
Operating Results
Revenues	$33,011	$—	$33,011	$34,554	$—	$34,554
Cost of goods sold	23,106	(422)	22,684	23,710	—	23,710

Gross profit	9,905	422	10,327	10,844	—	10,844
Operating expenses	10,473	—	10,473	13,608	(3,551)	10,057

Operating income	(568)	422	(146)	(2,764)	3,551	787
Other income (expense):
Interest income	(6)	—	(6)	11	—	11
Interest expense	(255)	—	(255)	(421)	—	(421)
Loss on extinguishment of debt	—	—	—	—	—	—
Foreign exchange gain (loss)	(263)	—	(263)	182	—	182
Change in fair value of derivative liability	—	—	—	262	(262)	—
Other income (expense)	(12)	—	(12)	20	—	20

Income (loss) before income taxes	(1,104)	422	(682)	(2,710)	3,289	579
Income tax benefit (expense)	181	(143)	38	2,733	(1,207)	1,526

Net earnings (loss)	$(923)	$279	$(644)	$23	$2,082	$2,105

Less net earnings (loss) attributable to noncontrolling interest	2	—	2	(7)	—	(7)

Net earnings (loss) attributible to PMFG	$(925)	$279	$(646)	$30	$2,082	$2,112

Dividends on preferred stock	—	—	—	(5)	—	(5)

Income (loss) applicable to PMFG common stockholders	$(925)	$279	$(646)	$25	$2,082	$2,107

Basic earnings per share	$(0.04)		$(0.03)	$0.00		$0.12
Diluted earnings per share	$(0.04)		$(0.03)	$0.00		$0.12

Weighted-average shares outstanding
Basic	20,751		20,751	17,589		17,589
Diluted	20,751		20,751	18,251		18,251

Adjusted EBITDA
Net earnings (loss)			$(644)			$2,105
Depreciation and amortization			954			595
Interest expense, net			261			410
Income tax expense (benefit)			(38)			(1,526)

Adjusted EBITDA			$533			$1,584

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Twelve Months Ended June 30,			Twelve Months Ended July 2,
	2012			2011
	GAAP	Adjustments(a)	Non-GAAP	GAAP	Adjustments(b)	Non-GAAP
Operating Results
Revenues	$135,318	$—	$135,318	$121,794	$—	$121,794
Cost of goods sold	94,083	(456)	93,627	83,387	—	83,387

Gross profit	41,235	456	41,691	38,407	—	38,407
Operating expenses	40,760	(2,064)	38,696	40,634	(3,551)	37,083

Operating income	475	2,520	2,995	(2,227)	3,551	1,324
Other income (expense):
Interest income	16	—	16	35	—	35
Interest expense	(1,267)	—	(1,267)	(2,337)	—	(2,337)
Loss on extinguishment of debt	(347)	347	—	—	—	—
Foreign exchange gain (loss)	(915)	—	(915)	606	—	606
Change in fair value of derivative liability	—	—	—	6,681	(6,681)	—
Other income (expense)	(5)	—	(5)	20	—	20

Income (loss) before income taxes	(2,043)	2,867	824	2,778	(3,130)	(352)
Income tax benefit (expense)	1,005	(975)	30	3,083	(1,207)	1,876

Net earnings (loss)	$(1,038)	$1,892	$854	$5,861	$(4,337)	$1,524

Less net earnings (loss) attributable to noncontrolling interest	(62)	—	(62)	112	—	112

Net earnings (loss) attributible to PMFG	$(976)	$1,892	$916	$5,749	$(4,337)	$1,412

Dividends on preferred stock	—	—	—	(722)	—	(722)

Income (loss) applicable to PMFG common stockholders	$(976)	$1,892	$916	$5,027	$(4,337)	$690

Basic earnings per share	$(0.05)		$0.05	$0.29		$0.04
Diluted earnings per share	$(0.05)		$0.05	$0.28		$0.04

Weighted-average shares outstanding
Basic	18,810		18,810	16,091		16,091
Diluted	18,810		19,266	16,662		16,662

Adjusted EBITDA
Net earnings (loss)			$854			$1,524
Depreciation and amortization			3,062			2,715
Interest expense, net			1,251			2,302
Income tax expense (benefit)			(30)			(1,876)

Adjusted EBITDA			$5,137			$4,665

	June 30,	July 2,
	2012	2011
Condensed Balance Sheet Information
Current assets	$122,286	$81,139
Non-current assets	60,993	59,570

Total assets	$183,279	$140,709

Current liabilities	$45,019	$37,231
Long term debt	—	9,971
Other non current liabilities	7,374	8,466
Total equity	130,886	85,041

Total liabilities and equity	$183,279	$140,709

(a)	Adjustments in the three months ended June 30, 2012 relate to the loss on the closure and sale of the Abilene manufacturing facility and adjustments in the twelve months ended June 30, 2012 relate to the loss on the closure and sale of the Abilene manufacturing facility, the loss on extinguishment of debt, and to the accelerated vesting of restricted stock grants
(b)	Adjustments in the three and twelve months ended July 2, 2011 relate to the impairment of intangible assets and to the fair value adjustment to the derivative liability associated with the preferred stock

STATEMENT REGARDING NON-GAAP RESULTS

PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from the loss on the closure and sale of the Abilene manufacturing facility, the accelerated vesting of restricted stock grant awards in fiscal 2012, and the loss on the impairment of intangible assets and the fair value adjustment to the derivative liability associated with the preferred stock in fiscal 2011. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.